SHAREHOLDER SERVICING AGREEMENT

ADVISORONE FUNDS

on behalf of its series

THE DUNHAM FUNDS

Class C Shares

Dunham & Associates Investment Counsel, Inc.

10251 Vista Sorrento Parkway

San Diego, CA 92121

We herewith confirm our agreement with you as follows with respect to the Class C shares of each Fund listed on Appendix A hereto (each a “Fund” and collectively, the “Funds”):

You will perform or arrange for others, including organizations, whose customers or clients are Class C shareholders of the Funds (the “Shareholder Servicing Agents”) to perform all shareholder servicing functions and maintenance of shareholder accounts not performed by the Funds or by the Funds’ Transfer Agent (“Shareholder Services”). You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Shareholder Servicing Agents with whom you, as distributor, have entered into written agreements, for performing Shareholder Services for Class C shareholders.

In consideration of your performance of the Shareholder Services, each Fund will pay you a Service Fee, as defined by Article III of the Conduct Rules, of the National Association of Securities Dealers, Inc., at the annual rate of one-quarter of one percent (0.25%) of the Fund’s average daily net assets attributable to Class C shares (the “Shareholder Servicing Fee”).  Your fee will be accrued by the Funds daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing.  You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

You will, in your sole discretion, determine the amount of any payments made by you to Shareholder Servicing Agents pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount which the Funds are required to pay to you under either this Agreement or any management agreement between you and the Funds, or otherwise.

You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that the Funds will pay the cost of typesetting, printing and delivering prospectuses to existing shareholders of each Fund and of preparing and printing subscription application forms for shareholder accounts.

Payments to Shareholder Servicing Agents to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Trustees to be entered into between you as distributor and the Shareholder Servicing Agents.

The Funds will expect of you, and you will give the Funds the benefit of, your best judgment and efforts in rendering these services to the Funds, and the Funds agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, providing that nothing herein shall indemnify you against any liability to the Funds or Fund shareholders caused by your willful misfeasance, bad faith or negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

This Agreement will become effective on the date hereof and will remain in effect until December 1, 2005 and, thereafter, for successive twelve (12) month periods (computed from each December 1st), provided that such continuation is specifically approved at least annually by vote of the Board of Trustees of AdvisorOne Funds and of a majority of those Trustees who are not Interested Persons (as defined in the 1940 Act), and have no direct or indirect financial interest in the operation of this Agreement, cast in person at a meeting called for the purpose of voting on this Agreement.  This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of AdvisorOne Funds, and by a vote of a majority of the Trustees who are not Interested Persons (as defined in the 1940 Act), and who have no direct or indirect financial interest in the operation of this Agreement, or by vote of a majority of our outstanding voting securities, as defined in the 1940 Act, on sixty (60) days’ written notice to you, or by you on sixty (60) days’ written notice to the Funds.

This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you.  The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a Trustee, officer or employee of the Funds, or of a person affiliated with the Funds, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

Dated: December 1, 2004

ADVISORONE FUNDS on behalf of its series

THE DUNHAM FUNDS

By:/s/ W. Patrick Clarke_____________________

Name: W. Patrick Clarke

Title: President

ACCEPTED:

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

As Distributor of The Dunham Funds

By:_/s/ Jeffrey A. Dunham____

Name: Jeffrey A. Dunham

Title: President

ADVISORONE FUNDS

on behalf of its series

THE DUNHAM FUNDS

SHAREHOLDER SERVICING AGREEMENT

CLASS C SHARES

Appendix A

Funds to be Serviced Under This Agreement

Dunham Short-Term Bond Fund
Dunham Corporate/Government Bond Fund
Dunham High-Yield Bond Fund
Dunham Real Estate Stock Fund
Dunham Appreciation & Income Fund
Dunham International Stock Fund
Dunham Large Cap Value Fund
Dunham Small Cap Value Fund
Dunham Large Cap Growth Fund
Dunham Emerging Markets Stock Fund
Dunham Small Cap Growth Fund